Exhibit 99.1

Cell Therapeutics Announces Removal of the Partial Clinical Hold on Tosedostat

SEATTLE, Wash., January 2, 2014-Cell Therapeutics, Inc. (CTI) (NASDAQ and MTA: CTIC) today announced that it has received notification from the U.S. Food and Drug Administration (FDA) that the partial clinical hold on tosedostat (IND 075503) has been removed and all studies underway may continue. Tosedostat is a first-in-class selective inhibitor of aminopeptidases, which are required by tumor cells to provide amino acids necessary for growth and tumor cell survival, and is under development for the treatment of blood-related cancers. Tosedostat is currently being studied in the United States and European Union in investigator-sponsored and cooperative group-sponsored Phase 2 trials in elderly patients with newly diagnosed and relapsed acute myeloid leukemia (AML) and high-risk myelodysplastic syndromes (MDS).

“We are pleased that the FDA has responded favorably to the tosedostat clinical trial data provided and removed the partial clinical hold to allow further development of tosedostat in ongoing and future studies,” said John Pagel, MD, PhD, Associate Member, Clinical Research Division, Fred Hutchinson Cancer Research Center; Associate Professor, Medical Oncology Division, University of Washington School of Medicine; and Principal Investigator in the tosedostat first-line AML/MDS trial.

About AML and MDS

Approximately 14,590 new cases of AML were expected to be diagnosed in the United States in 2013.1 As of January 2008 an estimated 30,993 people were living with (or were in remission from) AML.2 Although AML can occur at any age, adults aged 60 years and older are more likely to develop the disease than younger people. AML is a cancer characterized by the rapid growth of abnormal white blood cells that accumulate in the bone marrow and interfere with the production of normal blood cells. AML may develop from the progression of other diseases such as myelodysplastic syndrome (MDS), a blood cancer that also affects the bone marrow leading to a decrease in circulating red blood cells. AML is the most common acute leukemia affecting adults, and its incidence increases with age. The symptoms of AML are caused by replacement of normal bone marrow with leukemic cells, which causes a drop in red blood cells, platelets, and normal white blood cells leading to infections and bleeding. AML progresses rapidly and is typically fatal within weeks or months if left untreated. Although a substantial proportion of younger individuals who develop AML can be cured, AML in the elderly typically responds poorly to standard therapy with few complete remissions.

About Tosedostat

Tosedostat is an oral aminopeptidase inhibitor that has demonstrated significant anti-tumor responses in blood-related cancers and solid tumors in Phase 1–2 clinical trials. CTI has an exclusive marketing and co-development agreement with Chroma Therapeutics Ltd. for drug candidate tosedostat in North, Central and South America.

About Cell Therapeutics, Inc.

CTI (NASDAQ and MTA: CTIC) is a biopharmaceutical company committed to the development and commercialization of an integrated portfolio of oncology products aimed at making cancer more treatable. CTI is headquartered in Seattle, WA. For additional information and to sign up for email alerts and get RSS feeds, please visit www.CellTherapeutics.com.

Forward Looking Statements

This press release contains “forward-looking” statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, the number of expected cases of AML and the potential benefits of tosedostat. Such statements are subject to risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results and the trading price of CTI’s securities. Specifically, the risks and uncertainties that could affect the development of tosedostat include risks associated with preclinical and clinical developments in the biopharmaceutical industry in general and with tosedostat in particular including, without limitation, the potential failure of tosedostat to prove safe and effective as determined by the FDA and/or the European Medicines Agency; determinations by regulatory, patent, and administrative governmental authorities; competitive factors; technological developments; costs of developing and producing tosedostat; and the risk factors listed or described from time to time in CTI’s filings with the Securities and Exchange Commission, including, without limitation, CTI’s most recent filings on Forms 10-K, 10-Q and 8-K. CTI can give no assurances that any results or events projected or contemplated by its forward-looking statements will in fact occur and CTI cautions you not to place undue reliance on these statements. CTI undertakes no duty to update these forward-looking statements to reflect any future events, developments or otherwise.

References:

1. American Cancer Society, Cancer Facts & Figures 2013. Available at http://tinyurl.com/kl6vs5h. Accessed June 2013.

2. The Leukemia and Lymphoma Society, Acute Myeloid Leukemia, Rev. 2011. Available at http://tinyurl.com/d72ycja. Accessed February 2013.

Source: Cell Therapeutics, Inc.

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